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                                                                EXHIBIT 99.15(b)

                         EXCHANGE AND SERVICE AGREEMENT

                                with respect to

                      FINANCIAL INSTITUTIONS SERIES TRUST



     AGREEMENT made as of the ______ day of ___, 1998, by and between PRINCETON FUNDS DISTRIBUTOR, INC. ("PFD") and _______ (the "Participating Underwriter").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, PFD has entered into distribution agreements (the "Summit Distribution Agreements") with FINANCIAL INSTITUTIONS SERIES TRUST (the "Trust"), a business trust organized under the laws of Massachusetts, on behalf of its series, SUMMIT CASH RESERVES FUND ("Summit"), pursuant to which PFD acts as the exclusive distributor for the sale of Class A and Class B shares of beneficial interest, par value $0.10 per share, of Summit (the "Class A Summit Shares" and the "Class B Summit Shares," respectively, and together the "Summit Shares"); and

     WHEREAS, the Participating Underwriter has entered into underwriting or distribution agreements (each, an "Underwriting Agreement") with each of the open-end management investment companies (and their separate series, if any) (each a "Participating Fund") listed on Schedule A to this Agreement, as amended from time to time; and

     WHEREAS, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") has entered into selected dealer or agent agreements with the Participating Underwriter with respect to each Participating Fund (the "Participating Fund Dealer Agreements"),
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and with PFD with respect to Summit (the "Summit Dealer Agreements"), pursuant to which MLPF&S may sell shares of Participating Funds ("Participating Fund Shares") and Summit Shares to customers of MLPF&S (each a "Customer"); and

     WHEREAS, PFD and the Participating Underwriter wish to offer the opportunity to exchange Participating Fund Shares for Summit Shares, and Summit Shares for Participating Fund Shares (the "Exchange Program"); and

     WHEREAS, MLPF&S has agreed to administer the Exchange Program; and

     WHEREAS, the Trust has adopted a Class B Shares Distribution Plan (the "Summit Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), pursuant to which PFD receives a distribution fee from Summit at the annual rate of 0.75% of Summit's average daily net assets relating to Class B Summit Shares for providing sales and promotional activities and services related to the direct or indirect distribution of Class B Summit Shares; and

     WHEREAS, the Summit Plan provides, inter alia, that PFD may use all or a
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portion of the distribution fees paid thereunder to compensate the Participating
Underwriter for its indirect efforts in distributing Class B Summit Shares;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

     1. PFD and the Participating Underwriter agree that all offers of exchange will be conducted in accordance with the terms and conditions of the order of exemption (Release No. IC-22992, January 6, 1998) from the Securities and Exchange Commission

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(the "SEC"), as such order may be amended from time to time (the "Order") by
PFD, MLPF&S and the Trust, among others, permitting the Exchange Program. A copy of the Order and the related notice (Release No. IC-22933, December 10, 1997) and application to the SEC (the "Application") has been provided to the Participating Underwriter by PFD, and the Participating Underwriter acknowledges receipt of the Order and the Application.

     2. PFD and the Participating Underwriter acknowledge that the Exchange Program is intended to permit MLPF&S customers who hold Participating Fund shares to participate in exchanges with Summit without the imposition of any sales load, administrative fee or redemption fee at the time of exchange, except as would be permissible under the Act and the Order. Shares of Participating Funds of a class that are sold at an offering price that may include a front-end sales load will exchange into Class A Summit Shares, and shares ("CDSC Shares") of Participating Funds of a class that are sold at net asset value, but subject to a contingent deferred sales charge ("CDSC") and a distribution fee pursuant to a Rule 12b-1 Plan, will exchange into Class B Summit Shares. If a Participating Fund has a conversion feature providing that CDSC Shares will be exchanged automatically for shares of another class of the same Participating Fund after a specified period of time, this feature will apply to the Class B Summit Shares acquired upon exchange of CDSC Shares from the Participating Fund, and such shares will convert into Class A Summit Shares in accordance with the conversion schedule of the CDSC Shares of the Participating Fund.

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     3.  PFD represents and warrants that pursuant to the Summit Dealer
Agreements, MLPF&S will be responsible for tracking the payment of sales loads, administrative fees and redemption fees by Participating Fund shareholders and Summit shareholders, and otherwise will conduct the Exchange Program in accordance with the terms of the Order.

     4.  The Participating Underwriter represents, warrants and covenants that
(a) each Participating Fund's prospectus will disclose, in compliance with paragraph (b)(6) of Rule 11a-3, (i) the amount of any administrative or redemption fee imposed on an exchange of the Participating Fund's shares for Summit Shares or on an exchange of Summit Shares for shares of the Participating Fund, and (ii) that the Exchange Program is subject to termination, and that its terms are subject to change; (b) any sales literature or advertising prepared by the Participating Underwriter or by a Participating Fund will disclose, in compliance with paragraph (b)(7) of Rule 11a-3, (i) the existence of any administrative or redemption fee imposed on an exchange between the Participating Fund and Summit and (ii) that the Exchange Program is subject to termination and that its terms are subject to change; and (c) if the Exchange Program is to be terminated or materially amended with respect to any Participating Fund, the Participating Fund will comply with the provisions of paragraph (b)(8) of Rule 11a-3.

     5. As payment for the Participating Underwriter's distribution services with respect to Class B Summit Shares under the Exchange Program, PFD will pay to the

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Participating Underwriter (i) Rule 12b-1 distribution fees received by PFD under the Summit Plan in respect of Class B shares acquired in an exchange for CDSC Shares of a Participating Fund, and (ii) any CDSCs received by PFD upon the redemption of such shares.

     6. The Participating Underwriter shall provide PFD, at least quarterly, such information as reasonably requested by PFD to enable PFD to comply with the reporting requirements of Rule 12b-1 regarding the disbursement of the distribution fee during such period referred to in Paragraph 3 of the Summit Plan.

     7. (a)    The Participating Underwriter hereby agrees to indemnify and hold harmless PFD, each person, if any, who controls PFD, the Trust, and their respective affiliates from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) (collectively, "Losses"), as incurred, arising out of or based upon the breach of any provision hereof by the Participating Underwriter or the Participating Underwriter's failure to effect redemptions or purchases in conformity with the terms and conditions of the Exchange Program as described herein and in the Order.

      (b) PFD hereby agrees to indemnify and hold harmless the Participating Underwriter from and against any losses arising out of or based upon the breach of any provision hereof by PFD.

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      (c) Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing (collectively, a "Claim") for which such person will claim indemnification hereunder. The indemnifying party shall be entitled to assume the defense of any such Claim with counsel that is reasonably satisfactory to the indemnified party, unless in the judgment of counsel to the indemnified party a conflict of interest may exist between the indemnified party and the indemnifying party with respect to such Claim.
Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Claim.

     8. This Agreement shall not take effect until it has been approved by vote of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust, as that term is defined in the Act, and have no direct or indirect financial interest in the operation of the Plan, this Agreement or any agreements related to the Plan or this Agreement (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Agreement.

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     9.  This Agreement shall continue in effect for as long as such continuance is specifically approved at least annually in the manner provided for initial approval of this Agreement in Paragraph 8 hereof.

     10. This Agreement shall automatically terminate in the event of its assignment, in the event of the termination of the Summit Plan or any amendment to the Summit Plan that requires such termination, or in the event the Exchange Program is terminated. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding Class B Summit Shares on not more than sixty days' written notice to the parties hereto.

     11. If this Agreement is terminated for any reason, then any CDSCs or Rule 12b-1 distribution fees collected subsequent to the termination on any Class B Summit Shares that were acquired in an exchange for Participating Fund Shares prior to the termination date shall, nevertheless, be paid to the Participating Underwriter as if this Agreement were still in effect.

     12. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings whether written or oral, with respect thereto. This Agreement may be amended only in writing signed by the parties hereto, and, if required under Rule 12b-1,

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by agreement of the Trustees of the Trust in the manner provided for in paragraph 8 hereof.

     13. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of laws, and the applicable provisions of the Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                             PRINCETON FUNDS DISTRIBUTOR, INC.

                             By: ______________________________________

                             [PARTICIPATING UNDERWRITER]

                             By: ______________________________________

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